As filed with the U.S. Securities and Exchange Commission on June 14, 2022.

Registration No. 333-257956

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(AMENDMENT NO. 10)
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AQUARIUS II ACQUISITION CORP.

(Exact name of registrant as specified in its constitutional documents)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ms. Yan Zhang
Chief Executive Officer
Room 901-903, 9/F, Harbour Centre
25 Harbour Road
Wan Chai, Hong Kong SAR
Tel: (+852) 2820-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong SAR Telephone: 852-3923-1111	Lou Taubman, Esq. Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Telephone: 212-530-2210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts) will be as follows:

Initial Trustees’ fee	$20,000	(1)
Underwriters expenses	125,000
SEC Registration Fee	10,730
FINRA filing fee	17,863
Accounting fees and expenses	47,500
Nasdaq listing fees	75,000
Printing and engraving expenses	40,000
Legal fees and expenses	225,000
Miscellaneous	338,907	(2)
Total	$900,000

(1)	In addition to the initial acceptance fee that is charged by American Stock Transfer & Trust Company, LLC, as trustee, the registrant will be required to pay to American Stock Transfer & Trust Company, LLC $20,000 for acting as trustee, as transfer agent of the registrant’s ordinary shares, as warrant agent for the registrant’s warrants, and as escrow agent.

(2)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following ordinary shares without registration under the Securities Act:

●	In May and December 2021, the Company issued an aggregate of 1,725,000 ordinary shares resulting in an aggregate of 1,725,000 ordinary shares outstanding, which we refer to throughout this prospectus as the “insider shares,” for an aggregate purchase price of $25,000, or approximately $0.014 per share. In connection with the Company’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

●	In addition, our sponsor has committed to purchase an aggregate of 325,000 private units from the Company on a private placement basis simultaneously with the consummation of this offering. Our sponsor has also agreed that if the underwriters’ over-allotment option is exercised by the underwriters in full or in part, they will purchase from the Company at a price of $10.00 per private unit up to an additional 24,750 private units. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association.
3.2*	Form of Amended and Restated Memorandum and Articles of Association.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Ordinary Share Certificate.
4.3*	Specimen Warrant Certificate.
4.4*	Specimen Right Certificate.
4.5*	Form of Warrant Agreement between American Stock Transfer & Trust Company, LLC and the Registrant.
4.6*	Form of Rights Agreement between American Stock Transfer & Trust Company, LLC and the Registrant.
5.1*	Opinion of Ogier
5.2*	Opinion of Loeb & Loeb LLP.
10.1*	Form of Letter Agreement among the Registrant, EF Hutton and the Company’s officers, directors and shareholders.
10.2*	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company, LLC and the Registrant.
10.3*	Form of Escrow Agreement between the Registrant, American Stock Transfer & Trust Company, LLC and the Initial Shareholders.
10.4*	Form of Registration Rights Agreement among the Registrant and the Initial Shareholders.
10.5*	Form of Securities Subscription Agreement among the Registrant and the Initial Shareholders.
10.6*	Form of Promissory Note issued to Aquarius II Sponsor Ltd.
10.7*	Form of Administrative Services Agreement between the Registrant and Lion Wealth Limited.
14*	Form of Code of Ethics.
23.1*	Consent of Friedman LLP.
23.2*	Consent of Ogier (included in Exhibit 5.1).
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.2).
24*	Power of Attorney (included on signature page)
99.1*	Form of Audit Committee Charter.
99.2*	Form of Nominating Committee Charter.
99.3*	Form of Compensation Committee Charter.
107**	Filing fee table

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on 14th of June, 2022.

AQUARIUS II ACQUISITION CORP.

By:	/s/ Yan Zhang
Name:	Yan Zhang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yan Zhang and Di Wu, her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Yan Zhang	Chief Executive Officer	June 14, 2022
Yan Zhang	(Principal executive officer) and Director

/s/ Di Wu	Chief Financial Officer	June 14, 2022
Di Wu	(Principal financial and accounting officer)

/s/ Chunning Wang	Director	June 14, 2022
Chunning Wang

/s/ Ngai Wong	Director	June 14, 2022
Ngai Wong

/s/ Steve Ward	Independent Director	June 14, 2022
Steve Ward

/s/ Chi Fai Choi	Independent Director	June 14, 2022
Chi Fai Choi

/s/ Feng Wu	Independent Director	June 14, 2022
Feng Wu

/s/ Ning Zhao	Independent Director	June 14, 2022
Ning Zhao

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Aquarius II Acquisition Corp. has signed this registration statement in New York, on June 14, 2022.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.